Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of AlphaVest Acquisition Corp (the “Company”) on Form S-1 of our report dated July 28, 2022, except for Notes 1, 6 and 8 as to which the date is November 4, 2022, with respect to our audit of the Company’s financial statements as of April 30, 2022 and for the period from January 14, 2022 (inception) through April 30, 2022, which appears in this Registration Statement on Form S-1. Our report contained an explanatory paragraph regarding uncertainty about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP
New York, New York
November 4, 2022